NATIONWIDE LIFE INSURANCE COMPANY
(Hereinafter called the Company)
One Nationwide Plaza  Columbus, Ohio 43216
P.O. Box 182290
Columbus, Ohio  43272-4875
1-800-452-7126  (for any inquiries)

NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant beginning on the Income Start Date and continuing thereafter, subject to the terms and conditions of this Contract.

This Contract is provided in return for the single purchase payment (minimum $10,000).

TEN DAY LOOK

To be sure that the Owner is satisfied with this Contract, the Owner has a TEN DAY LOOK.  Within ten days of the day the Contract is received by the Owner, it may be returned for any reason to the Home Office of the Company or the agent through whom it was purchased.  When the Contract is received at the Home Office, the Company will void the Contract as though it had never been in force and the single purchase payment will be returned to the Owner as of the date of cancellation.

Executed for the Company on the Date of Issue.

                            /s/ Thomas Barnes                                    /s/ Mark Thresher
Secretary                                                                President

READ YOUR CONTRACT CAREFULLY

Individual Single Purchase Payment Immediate Fixed Income Annuity
Non-Participating

DATA PAGE

OWNER

[John Doe]

JOINT OWNER

[N/A]

ANNUITANT

[John Doe]

BENEFICIARY

[Jane Doe]

CONTRACT NUMBER

[0000]

DATE OF ISSUE

[June 5, 2000]

PURCHASE PAYMENT

[$10,000]

INCOME START DATE

[June 1, 2001]

ANNUITY INCOME OPTIONS

[SINGLE LIFE]

CONTENTS

DATA PAGE..................................................................................................................................................................INSERT

Entire Contract
Non-Participating
Incontestability
Evidence of Survival
Alteration or Modification
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Number
Return of Contract During Ten Day Look Period

DEDUCTIONS OF CHARGES...................................................................................................................................5
Deduction for Premium Taxes

OWNERSHIP PROVISIONS.....................................................................................................................................5
Joint Ownership
Annuitant/Joint Annuitant
Beneficiary

PURCHASE PAYMENT PROVISIONS.....................................................................................................................6
Single Purchase Payment

INCOME OPTIONS6
Single Life
Single Life with Installment Refund
Joint and 100% Last Survivor
Joint and 50% or 100% Survivor
5 to 20 Year Term Certain
Life with 5, 10, 15, or 20 Year Term Certain

ANNUITY BENEFITS7
Frequency and Amount of Payments

RESTRICTIONS ON WITHDRAWALS...................................................................................................................7

REQUIRED DISTRIBUTION PROVISIONS............................................................................................................7
Required Distribution - Non-Qualified Contracts
Required Distribution - IRAs

DEATH PROVISIONS PRIOR TO THE INCOME START DATE.......................................................................9
Death of Owner
Death of Annuitant

DEATH PROVISIONS AFTER THE INCOME START DATE............................................................................10
Death of Owner
Death of Annuitant

DEFINITIONS

Annuitant - The person upon whose continuation of life any lifetime annuity payments depend. The Annuitant is the recipient of annuity payments.

Beneficiary - The person designated to receive certain benefits under the Contract upon the later death of the Annuitant or the Joint Annuitant, if any, as applicable.

Code - The Internal Revenue Code of 1986, as amended.

Company - Nationwide Life Insurance Company.

Contingent Beneficiary - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the later death of the Annuitant or Joint Annuitant, if any.

Contract - The rights, benefits, duties, obligations and guarantees set forth in this document.

Contract Owner (Owner(s)) - The person who possesses all rights under the Contract.  All references to Owner shall include Joint Owner and all references to Joint Owner shall include Owner unless the context clearly indicates otherwise.

Date of Issue - The date the Contract becomes effective.

Home Office - The main office of the Company located in Columbus, Ohio.

Income Start Date - The date annuity payments actually commence.  This date must be within one year of the Date of Issue.

Individual Retirement Annuity (IRA) - An annuity described in Section 408 of the Code, established for the exclusive benefit of the Owner or the Owner's beneficiaries.

Joint Annuitant - A person other than the Annuitant upon whose continuation of life any lifetime annuity payments may depend.

Joint Owner(s) - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Owner.  All references to Joint Owner shall include Owner and all references to Owner shall include Joint Owner unless the context clearly indicates otherwise.

Minimum Distribution(s) - The amount required to be withdrawn from IRAs to meet distribution requirements under the Code.

Non-Qualified Contract - A Contract which does not qualify for tax treatment under the provisions of Code Sections 401, 403(a), 403(b) (Tax-Sheltered Annuities), 408 (IRAs) or 408A (Roth IRAs).

GENERAL PROVISIONS

Entire Contract

This Contract makes up the entire agreement between the Company and the Owner(s).

Non-Participating

This contract is non-participating.  It will not share in the surplus of the Company.

Incontestability

This Contract will not be contested.

Evidence Of Survival

Where any payments under this Contract depend on a person being alive on a given date, proof that such person is living may be required by the Company.  Such proof may be required prior to making the payments.

Alteration or Modification

Changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of the Company.  No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded by the Company as required by the Code, the Internal Revenue Regulations or other relevant provisions of law.  Unless otherwise provided, other changes to the Contract will be made only with mutual agreement of the Company and the Owner.  A copy of the amendment will be furnished to the Owner.

The Company reserves the right to discontinue any income options for new Contracts.

Assignment

This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Owner.

Protection of Proceeds

To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Annuitant or Joint Annuitant, if any, has been misstated, all payments and benefits under the Contract will be adjusted.  Payments and benefits will be made based on the correct age or sex.  The dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract; the dollar amount of any underpayment made by the Company will be paid in full with the next payment due under the Contract.

Proof of age or sex of an Annuitant or Joint Annuitant, if any, may be required at any time in a form satisfactory to the Company.

Number

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

Return of Contract During Ten Day Look Period

Any Contract, if mailed in the U.S. in an envelope properly addressed, with first class postage affixed, that is returned during the ten day look period will be deemed to be mailed on the date of the postmark, registration or certification.

DEDUCTION OF CHARGES

Deduction for Premium Taxes

The Company will deduct any applicable premium taxes from this Contract in compliance with applicable state law.

OWNERSHIP PROVISIONS

Joint Ownership

If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract.  Unless otherwise permitted by the Company, the exercise of any ownership right shall require a written request signed by both Owners.

If an Owner who is not also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Joint Owner shall become the Owner.

If an Owner who is also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Contract will terminate and the single purchase payment less any applicable premium taxes will be paid to the Joint Owner.

A Joint Owner can be named only for a Non-Qualified Contract.

Annuitant/Joint Annuitant

The Annuitant (and any Joint Annuitant, if applicable) must be age 85 or younger at the time the Contract is issued, unless the Company has approved a request for an Annuitant or Joint Annuitant older than age 85. Once designated, the Annuitant (and any Joint Annuitant, if applicable) cannot be changed.  Joint Annuitants can be elected only if permitted under the elected income options.

For Contracts that are issued as IRAs, the Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable. For any such Contract, if a joint and survivor income option is elected, the Joint Annuitant must be the spouse of the Annuitant.

Beneficiary

The Beneficiary is the person who may receive benefits under the Contract if the Annuitant (and the Joint Annuitant, if any) dies after the Income Start Date.

If more than one Beneficiary survives the Annuitant (and the Joint Annuitant, if any), each will share equally unless otherwise specified on the application.  If there is no surviving Beneficiary upon the death of the Annuitant, all Beneficiary rights will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified on the application.  If no Beneficiary or Contingent Beneficiary survives the Annuitant (and the Joint Annuitant, if any), all Beneficiary rights will vest with the Owner(s), or the estate of the last surviving Owner.

If the Annuitant (and the Joint Annuitant, if any) dies prior to the Income Start Date, the Beneficiary will be entitled to the proceeds of the single purchase payment less any applicable premium taxes if there is no surviving Owner or Joint Owner.

PURCHASE PAYMENT PROVISIONS

Single Purchase Payment

The Contract is provided in return for a single purchase payment, which may not be less than [$10,000.00].  No additional purchase payment will be accepted or permitted.  The cumulative total of the purchase payment under this and any other annuity Contract(s) issued by the Company having the same Annuitant may not exceed [$2,000,000] for single life income options and [$3,000,000] for joint life income options without the prior consent of the Company.  This Contract will not lapse for failure to pay premiums.

For Contracts issued as IRAs, except in the case of a rollover contribution (as permitted by Code Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)) no contribution will be accepted unless:  (1) it is cash; (2) the contribution does not exceed any limits set by the Code and (3) all related transactions comply with the provisions of the Code. Any refund of purchase payments will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

INCOME OPTIONS

Any annuity income option not set forth in the Contract which is satisfactory to both the Company and the Owner may be selected.  Options available for Contracts issued to IRAs may be limited based on the age of the Annuitant and distribution requirements under the Code.

Single Life

Annuity payments will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant.

Single Life with Installment Refund

Annuity payments will be made during the lifetime of the Annuitant.  If the Annuitant dies prior to receiving aggregate annuity payments that are at least equal to the single purchase payment less any premium tax, the Beneficiary will receive payments until all of the payments made under the Contract equal the single purchase payment less any premium tax.

Joint and [100%] Last Survivor

Annuity payments will continue during the joint lifetimes of the Annuitant and Joint Annuitant.

After the death of either the Annuitant or Joint Annuitant, payments of [100%] of the amount that would have been paid if both were living will be made for the life of the survivor.  Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and Joint Annuitant.

Joint and 50% or 100% Survivor

Annuity payments will be made during the joint lifetimes of the Annuitant and Joint Annuitant.

After the death of the Annuitant, payments will continue for the life of the Joint Annuitant.  The amount of the payment to be received by the Joint Annuitant will be either 50% or 100% of the payment amount that would have been paid to the Annuitant, depending on the percentage elected at the time of application.  If the Joint Annuitant dies before the Annuitant, the 50% or 100% reduction does not apply.  Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and Joint Annuitant.

5 to 20 Year Term Certain

Annuity payments will be made for the period of years chosen.  If the Annuitant dies during this term certain period, the Beneficiary will have the option to continue payments until the end of the term certain period or receive them in a lump sum equivalent to the present value of those payments.

Life with 5, 10, 15, or 20 Year Term Certain

Annuity payments will be made during the lifetime of the Annuitant or for the number of years chosen, whichever is longer.  If the Annuitant dies during this term certain period, the Beneficiary will have the option to continue payments until the end of the term certain period or receive them in a lump sum equivalent to the present value of those payments.

ANNUITY BENEFITS

Frequency and Amount of Payments

The Income Start Date is a date chosen by the Owner(s) as the day annuity payments will commence.  The Income Start Date must be no earlier than the day after the end of the ten day look period and no later than 12 months after the Date of Issue.  Payments will be made based on the annuity income option selected and frequency selected.  Frequencies that may be selected include: monthly, quarterly, semi-annually, or annually.

 If any payment would be or becomes less than [$100.00], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$100.00].  In no event will the Company make payments under an annuity option less frequently than annually.

RESTRICTIONS ON WITHDRAWALS.

To assist in preventing disqualification in the event of a withdrawal during the ten day look period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Code Section 408 (for IRAs) or Section 403(b) (for amounts received as rollovers from Tax Sheltered Annuities), upon proper direction by the Owner.

REQUIRED DISTRIBUTION PROVISIONS

Required Distribution-Non-Qualified Contracts

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes.  Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Code Section 72(s).  In no event shall any payment be deferred beyond the time limits permitted by Code Section 72(s).  The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Upon the death of any Owner or Joint Owner (each of the foregoing "a deceased Owner"), certain distributions for Non-Qualified Contracts are required by Code Section 72(s).  Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

1.If any deceased Owner died on or after the Income Start Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Owner's death.

2.If any deceased Owner died prior to the Income Start Date, then the entire interest in the Contract shall be distributed within 5 years of the death of the deceased Owner, provided however:

(a)If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Owner's death (or such longer period as may be permitted by federal income tax regulations).  Life expectancy and the amount of each payment will be determined as prescribed by Federal Treasury Regulations.

(b)If the designated beneficiary is the surviving spouse of the deceased Owner, such spouse may elect to become the Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Owner, (ii) any change of the Annuitant shall be treated as the death of any Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be.  The Annuitant is the primary Annuitant as defined in Code Section 72(s)(6)(B).

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Code Section 72(s) by reason of Section 72(s)(5) or any other law or rule.  Such contracts include, but are not limited to, any Contract issued as an IRA.

Required Distribution - IRAs

Payments commencing on the required beginning date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Annuitant, determined as of the end of the prior calendar year, by the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and the Beneficiary (whichever is applicable).

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Owner.

The entire interest of an Annuitant under an IRA will be distributed in a manner consistent with the provisions of Code Section 401(a)(9), including the incidental death benefit requirements of Code Section 401(a)(9)(G), and regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations, as applicable (collectively, Minimum Distributions), and, notwithstanding anything else contained herein, will be paid to the Annuitant, over a period not exceeding:

A.the life of the Annuitant or the lives of the Annuitant and the Annuitant's designated beneficiary; or

B.a period not extending beyond the life expectancy of the Annuitant or the life expectancy of the Annuitant and the Annuitant's designated beneficiary.

If the Annuitant's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, such payments will commence no later than the required beginning date which (1) for an IRA, is not later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 or (2) is not later than the first day of April following the calendar year in which the Annuitant attains the age of 70 1/2 or retires, whichever is later.

Payments commencing on the required beginning date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Annuitant, determined as of the end of the prior calendar year, by the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and the Beneficiary (whichever is applicable).  Life expectancy of the Annuitant and/or his or her spouse (if such spouse is the Beneficiary) may be recomputed annually if the Annuitant irrevocably elects to do so upon the commencement of such payments.  The life expectancy of a nonspouse beneficiary may not be recalculated.  Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the Beneficiary attains age 70 1/2 and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year for which life expectancy was first calculated.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death, unless otherwise permitted by the Code.

If the Annuitant dies prior to the commencement of required Minimum Distributions, the interest in the Contract must be distributed by December 31 of the calendar year in which the fifth anniversary of the death occurs unless:

1.The Annuitant names the surviving spouse as the Beneficiary and such spouse elects to receive the distribution in substantially equal payments over the surviving spouse's life (or a period not exceeding the surviving spouse's life expectancy) and commencing not later than December 31 of the year in which the deceased Annuitant would have attained 70 1/2.  If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Annuitant.

2.The Annuitant names a Beneficiary other than the surviving spouse and such Beneficiary elects to receive a distribution in substantially equal payments over the Beneficiary's life (or a period not exceeding the Beneficiary's life expectancy) commencing not later than December 31 of the year following the year in which the deceased Annuitant died.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Annuitant, the surviving spouse may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to the death of the Owner.  This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions.  The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

DEATH PROVISIONS PRIOR TO THE INCOME START DATE

All provisions relating to the death of the Owner may be subject to the Required DistributionProvisions section.

Death of Owner

If the Owner who is not the Annuitant dies prior to the Income Start Date, ownership rights will vest in the surviving Joint Owner, if any.  If there is no surviving Joint Owner, ownership rights will vest in the

Annuitant.  Subject to the Required DistributionProvisions section, the Annuitant will be entitled to receive scheduled annuity payments.

If the Owner who is also the Annuitant dies prior to the Income Start Date, the terms of the Death of Annuitant section will apply.

Death of Annuitant

If the Annuitant dies prior to the Income Start Date, this Contract will terminate and the single purchase payment less any applicable premium tax shall be paid to the surviving Owner.

If there is no surviving Owner, the Beneficiary will be entitled to receive a single purchase payment less any applicable premium tax or to receive annuity benefits in accordance with the Required Distribution Provisions section.

DEATH PROVISIONS AFTER THE INCOME START DATE

Death of Owner

If the Owner who is not the Annuitant dies after the Income Start Date, annuity payments will continue to be made to the Annuitant under the originally elected income option and ownership rights will vest in any surviving Joint Owner.  If there is no surviving Joint Owner, ownership rights will vest in the primary Annuitant.

If the Owner who is also the Annuitant dies after the Income Start Date, the terms of the Death of Annuitant section will apply.

Death of the Annuitant

If the Annuitant dies after the Income Start Date, the terms of the income option as elected by the Owner at time of application will apply.